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                                                                                                                        Exhibit 12.1

                           Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
                                                      (in thousands of dollars)



                                                                                    SIMON DeBARTOLO              SIMON PROPERTY
                                            SIMON PROPERTY GROUP, INC.                 GROUP, INC.                 GROUP, INC.
                                      --------------------------------------    ------------------------    ------------------------

                                         For the nine months
                                         ended September 30,                       For the year ended December 31,
                                      ------------------------    ------------------------------------------------------------------

                                         1999          1998          1998          1997          1996          1995          1994
                                      ----------    ----------    ----------    ----------    ----------    ----------    ----------
Earnings:
  Income before extraordinary items   $  249,051    $  156,779    $  271,634    $  220,434    $  134,663    $  101,505    $  60,308

  Add:
    Minority interest in income of
      majority owned subsidiaries          7,739         4,704         7,335         5,270         4,300         2,681        3,759

    Distributed income from
      unconsolidated entities             17,374        21,737        29,903        15,619         5,538         6,214        5,795

    Amortization of capitalized
      interest                               462           267           380           -             -             -            -

  Fixed charges                          518,019       331,046       500,009       322,685       210,913       154,159      154,580
  Less:
    Income from unconsolidated
      entities                           (32,123)      (11,128)      (22,293)       (8,690)       (4,060)       (5,140)      (1,034)

    Interest capitalized                 (21,660)      (11,985)      (13,792)      (11,932)       (5,831)       (1,515)      (1,586)

    Preferred distributions of
      consolidated subsidiaries          (22,613)         (482)       (7,816)          -             -             -            -
                                      ----------    ----------    ----------    ----------    ----------    ----------    ----------
Earnings                              $  716,249    $  490,938    $  765,360    $  543,386    $  345,523    $  257,904    $ 221,822
                                      ----------    ----------    ----------    ----------    ----------    ----------    ----------

Fixed Charges
  Portion of rents representative
    of the interest factor            $    3,498    $    3,282    $    4,831    $    3,732    $    2,900    $    2,420    $   2,087
  Interest on indebtedness
    (including amortization of
    debt expense)                        470,248       315,297       473,570       307,021       202,182       150,224      150,907
  Interest capitalized                    21,660        11,985        13,792        11,932         5,831         1,515        1,586
  Preferred distributions of
    consolidated subsidiaries             22,613           482         7,816           -             -             -            -
                                      ----------    ----------    ----------    ----------    ----------    ----------    ----------
Fixed Charges                         $  518,019    $  331,046    $  500,009    $  322,685    $  210,913    $  154,159    $ 154,580
                                      ----------    ----------    ----------    ----------    ----------    ----------    ----------
  Preferred Stock Dividends               27,905        22,260        33,655        29,248        12,694         1,490          -
                                      ----------    ----------    ----------    ----------    ----------    ----------    ----------
Fixed Charges and Preferred
    Stock Dividends                   $  545,924    $  353,306    $  533,664    $  351,933    $  223,607    $  155,649    $ 154,580
                                      ==========    ==========    ==========    ==========    ==========    ==========    ==========
Ratio of Earnings to Fixed Charges
    and Preferred Stock Dividends           1.31          1.39          1.43          1.54          1.55          1.66         1.43
                                      ==========    ==========    ==========    ==========    ==========    ==========    ==========
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